VSE Reports Third Quarter 2008 Results

          Company Earns $1.04 Per Share Diluted in Quarter (up 58%)
            and $2.68 Per Share Diluted for Nine Months (up 38%)

       Alexandria, Virginia, October 29, 2008 - VSE Corporation (Nasdaq: VSEC) reported the following consolidated financial results for the periods ended September 30, 2008 and 2007:

VSE Corporation and Subsidiaries
Consolidated Statements of Income (unaudited)
(in thousands, except share and per share amounts)
-------------------------------------------------------------------------------
                                    Three Months Ended      Nine Months Ended
                                      September 30,            September 30,
                                     2008        2007        2008         2007
                                     ----        ----        ----         ----
Revenues                          $306,811    $174,692	   $747,222    $455,025
Costs and expenses of contracts    297,330     168,747	    723,097     438,899
                                  --------    --------     --------    --------
Gross profit                         9,481       5,945	     24,125      16,126
Selling, general and
  administrative expenses              758         576	      1,829         970
Interest expense (income), net          (5)       (161)	       (118)       (532)
                                  --------    --------     --------    --------
Income before income taxes           8,728       5,530	     22,414      15,688
Provision for income taxes           3,419       2,171	      8,738       6,053
                                  --------    --------     --------    --------
Net income                          $5,309      $3,359	    $13,676      $9,635
                                  ========    ========     ========    ========

Basic earnings per share             $1.05       $0.67        $2.70       $1.96
Basic weighted average shares
  outstanding                    5,075,830   5,024,416    5,066,837   4,922,056

Diluted earnings per share           $1.04       $0.66        $2.68       $1.94
Diluted weighted shares
  outstanding                    5,099,794   5,063,279    5,093,715   4,977,371

Dividends declared per share        $0.045       $0.04        $0.13      $0.115
-------------------------------------------------------------------------------

Financial Results

       VSE revenues increased approximately $132 million (up 76%) and $292 million (up 64%) for the three- and nine-month periods of 2008 compared to the same periods of 2007. These increases occurred principally in several U.S. Army programs, including the Army's Equipment Support Program and the Assured Mobility Systems program, as well as increases in the revenues of several VSE business units. Additionally, revenues from new VSE subsidiaries Integrated Concepts and Research Corporation (ICRC) and G&B Solutions, Inc. (G&B) added to the increase in revenues in 2008.

       Selling, general and administrative expenses increased for the three- and nine-month periods of 2008 compared to the same periods of 2007 primarily due to the amortization of intangible assets attributable to the ICRC and G&B acquisitions and the inclusion of the acquired companies' selling, general and administrative expenses in our results in 2008.

                                  - more -


VSE Corporation News Release (continued)



       VSE net income increased approximately $1.9 million (up 58%) and $4.0 million (up 42%) for the three- and nine-month periods of 2008 compared to the same periods of 2007. The increases in net income were primarily due to the profits associated with the increases in revenues reported above and to the profits earned by ICRC and G&B.

       VSE's funded backlog was approximately $706 million at September 30, 2008 compared to approximately $408 million at December 31, 2007.

CEO Comments

	VSE CEO Mo Gauthier commented, "VSE continues to perform as a growth company. Our revenues have increased significantly by meeting urgent requirements from existing and new customers. Profits have increased as our volume increases, and improving our margins remains a top VSE goal. Our key indicators are positive, including significant new contract awards, a growing funded backlog, increases in employees, and identified opportunities to bid and win new work. We expect to complete a record year in 2008, and the current prospects for continued growth in 2009 appear to be favorable; however, 2009 is a federal government transition year and government spending priorities may change in ways that we cannot predict. We look forward to reporting on our progress."

VSE Services

       VSE provides engineering and consulting services, systems integration, infrastructure support, and information technology management and solutions, principally to agencies of the United States Government and other government prime contractors at locations across the United States and around the world. For additional information on VSE services and products, please see our web site at www.vsecorp.com or contact Randy Hollstein, Director of Business Development, at (703) 329-3206.

       The company encourages investors and others to review the detailed reporting and disclosures contained in VSE public filings for further information and analysis of VSE's financial condition and results of operations. The public filings include additional discussion about the status of specific customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management's discussion of short and long term business challenges and opportunities.

Safe Harbor

       This news release contains statements which, to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission.

VSE News Contact: Craig Weber -- (703) 329-4770.

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